Exhibit 99.1

UCP REPORTS FIRST QUARTER 2016 RESULTS

- Net Income Improved to $0.01 Per Share -
- Revenue from Homebuilding Increased 60.0% to $68.2 million -
- Adjusted Homebuilding Gross Margin Expanded 130 basis points to 19.9% -

San Jose, California, May 9, 2016. UCP, Inc. (NYSE: UCP) today announced its results of operations for the three months ended March 31, 2016.

First Quarter 2016 Highlights Compared to First Quarter 2015

•	Net income increased to $0.2 million, or net income attributable to shareholders of UCP of $0.01 per share

•	Total consolidated revenue grew 56.8% to $68.2 million

•	Revenue from homebuilding operations increased 60.0% to $68.2 million

•	Homes delivered grew 36.9% to 167 units

•	Adjusted homebuilding gross margin percentage increased 130 basis points to 19.9%

•	Selling, general and administrative expense as a percentage of total revenue improved to 16.6%, compared to 26.5%

•	General and administrative expense reduced by 0.6% to $7.3 million

•	Backlog on a dollar basis increased 64.7% to $136.2 million

•	Backlog units expanded 37.7% to 307 units

•	Average active selling communities of 28, compared to 25

“We are pleased to start the year with significant homebuilding revenue growth, margin improvement and positive earnings,” stated Dustin Bogue, President and Chief Executive Officer of UCP. “We capitalized on positive momentum to grow home deliveries 36.9% and homebuilding revenue 60.0% compared to a year ago. We accomplished this while remaining disciplined to gain additional gross margin and significant G&A leverage on our scalable platform. We ended the quarter on a stronger footing with backlog on a dollar basis up 64.7%, primarily in the West. This collective improvement demonstrates the continued transformation of our company into a leading homebuilder in our markets. As we move forward in 2016, we are committed to accomplishing our goal to grow homebuilding revenue and gain additional leverage on our cost base to drive earnings improvement.”

First Quarter 2016 Operating Results
Net income grew to $0.2 million in the first quarter 2016, compared to a net loss of $4.2 million in the first quarter 2015. Net income attributable to shareholders of UCP was $0.1 million, or $0.01 per share, compared to a net loss attributable to shareholders of UCP of $1.8 million, or a $0.23 loss per share, in the prior year period. The Company’s weighted average basic and diluted shares outstanding attributable to shareholders of UCP was 8.0 million, compared to 7.9 million shares in the prior year period.

Revenue from homebuilding operations grew 60.0% to $68.2 million, compared to $42.6 million for the prior year period. The improvement was primarily the result of a 36.9% increase in the number of homes delivered to 167 during the first quarter, compared to 122 homes during the prior year period due to a stronger backlog at the beginning of the first quarter 2016 compared to the prior year period. The average selling price for home sales was approximately $409,000, compared to approximately $349,000 during the prior year period. The increase in average selling price was primarily a result of favorable geographic mix and core price gains.

Consolidated gross margin percentage was 16.9%, compared to 16.6% in the prior year period. Homebuilding gross margin percentage was 17.6%, compared to 16.5% in the prior year period. Adjusted homebuilding gross margin percentage was 19.9%, compared to 18.6% in the prior year period, due to a shift in product mix of the homes sold, along with ongoing cost initiatives.

Sales and marketing expense was $4.1 million, compared to $4.2 million in the same prior year period. As a percentage of total revenue, sales and marketing expense decreased to 6.0% in the first quarter, compared to roughly 9.6% in the prior year period, primarily due to higher overall revenues and deferred expenses related to opening fewer communities.

General and administrative expense was approximately $7.3 million for both the current and prior year period. As a percentage of total revenue, general and administrative expense was 10.7% for the first quarter, compared to 16.8% for the prior year period, primarily driven by higher revenues.

Net new home orders were 225, compared to 254 in the prior year period, primarily as the result of a greater number of higher-paced communities in the East during 2015. The Company has since adjusted the price structure across most communities to moderate the order pace in the East. Net new home orders in the West increased 11.4% to 176, compared to the prior year period. Unit backlog at the end of the quarter was 307, compared to 223 at the end of prior year period and backlog on a dollar basis increased to $136.2 million, compared to $82.7 million at the end of prior year period.

Total lots owned and controlled decreased to 5,349, from 6,886 at March 31, 2015 as the Company continues to improve its return on equity and return on assets by reducing its supply of owned lots.

Webcast and Conference Call
The Company will host a conference call for investors and other interested parties on Monday, May 9, 2016, 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. Interested parties can listen to the call live on the Internet and locate accompanying presentation slides through the Investor Relations section of the Company’s website at www.unioncommunityllc.com.

Listeners are advised to log on to the website at least 15 minutes prior to the call to download and / or install any necessary audio software. The conference call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the UCP First Quarter 2016 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start of the conference call. A replay of the conference call will be available through June 9, 2016, by dialing 1-877-870-5176 for domestic participants or 1-858-384-5517 for international participants and entering the pass code 13635401. An archive of the webcast will be available on the Company’s website for a limited time.

About UCP, Inc.
UCP is a leading homebuilder and land developer with expertise in residential land acquisition, development and entitlement, as well as home design, construction and sales. UCP operates in the States of California, Washington, North Carolina, South Carolina and Tennessee. UCP designs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiary, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Forward-Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, including descriptions of the Company's business strategy. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Although the Company believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance they will prove to be correct. Therefore, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which it was made. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Homebuilding adjusted gross margin, land development adjusted gross margin and net debt to capital are non-U.S. GAAP financial measures. A reconciliation to the most comparable U.S. GAAP financial measures is presented in Appendix A hereto.

Contact:
Investor Relations:
Investorrelations@unioncommunityllc.com
408-207-9499 Ext. 476

Media:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

UCP, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and per share data)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$29,769	$39,829
Restricted cash	900	900
Real estate inventories	371,545	360,989
Fixed assets, net	1,189	1,314
Intangible assets, net	207	236
Goodwill	4,223	4,223
Receivables	1,388	1,317
Other assets	4,934	5,889
Total assets	$414,155	$414,697

Liabilities and equity
Accounts payable	$12,185	$14,882
Accrued liabilities	23,329	24,616
Customer deposits	2,279	1,825
Notes payable, net	84,890	82,486
Senior notes, net	73,694	73,480
Total liabilities	196,377	197,289

Commitments and contingencies (Note 12)

Equity
Preferred stock, par value $0.01 per share, 50,000,000 authorized, no shares issued and outstanding as of March 31, 2016; no shares issued and outstanding as of December 31, 2015	—	—
Class A common stock, $0.01 par value; 500,000,000 authorized, 8,025,591 issued and outstanding as of March 31, 2016; 8,014,434 issued and outstanding as of December 31, 2015	80	80
Class B common stock, $0.01 par value; 1,000,000 authorized, 100 issued and outstanding as of March 31, 2016; 100 issued and outstanding as of December 31, 2015	—	—
Additional paid-in capital	94,743	94,683
Accumulated deficit	(4,467)	(4,563)
Total UCP, Inc. stockholders’ equity	90,356	90,200
Noncontrolling interest	127,422	127,208
Total equity	217,778	217,408
Total liabilities and equity	$414,155	$414,697

UCP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME OR LOSS

(In thousands, except shares and per share data)

	Three Months Ended March 31,
	2016	2015
REVENUE:
Homebuilding	$68,225	$42,635
Land development	—	120
Other revenue	—	768
Total revenue:	68,225	43,523

COSTS AND EXPENSES:
Cost of sales - homebuilding	56,206	35,618
Cost of sales - land development	461	5
Cost of sales - other revenue	—	663
Total cost of sales	56,667	36,286
Gross margin - homebuilding	12,019	7,017
Gross margin - land development	(461)	115
Gross margin - other revenue	—	105
Sales and marketing	4,076	4,196
General and administrative	7,275	7,320
Total costs and expenses	68,018	47,802
Income (loss) from operations	207	(4,279)
Other income, net	28	102
Net income (loss) before income taxes	$235	$(4,177)
Provision for income taxes	(5)	—
Net income (loss)	$230	$(4,177)
Net income (loss) attributable to noncontrolling interest	$134	$(2,337)
Net income (loss) attributable to UCP, Inc.	96	(1,840)
Other comprehensive income (loss), net of tax	—	—
Comprehensive income (loss)	$230	$(4,177)
Comprehensive income (loss) attributable to noncontrolling interest	$134	$(2,337)
Comprehensive income (loss) attributable to UCP, Inc.	$96	$(1,840)

Earnings (loss) per share of Class A common stock:
Basic	$0.01	$(0.23)
Diluted	$0.01	$(0.23)

Weighted average shares of Class A common stock:
Basic	8,021,747	7,923,329
Diluted	8,022,601	7,923,329

UCP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three months ended March 31,
	2016	2015
Operating activities
Net income (loss)	$230	$(4,177)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	185	631
Abandonment charges	419	2
Depreciation and amortization	156	149
Fair value adjustment of contingent consideration	8	220
Changes in operating assets and liabilities:
Real estate inventories	(10,839)	(6,587)
Receivables	(71)	(729)
Other assets	1,104	(292)
Accounts payable	(2,697)	1,887
Accrued liabilities	(1,230)	(4,919)
Customer deposits	454	593
Income taxes payable	(64)	—
Net cash used in operating activities	(12,345)	(13,222)
Investing activities
Purchases of fixed assets	(22)	(181)
Net cash used in investing activities	(22)	(181)
Financing activities
Distribution to noncontrolling interest	—	(726)
Proceeds from notes payable	35,476	24,003
Repayment of notes payable	(33,112)	(17,322)
Debt issuance costs	(12)	(171)
Withholding taxes paid for vested RSU's	(45)	(21)
Net cash provided by financing activities	2,307	5,763
Net decrease in cash and cash equivalents	(10,060)	(7,640)
Cash and cash equivalents – beginning of period	39,829	42,033
Cash and cash equivalents – end of period	$29,769	$34,393

Non-cash investing and financing activity
Exercise of land purchase options acquired with acquisition of business	$6	$72

Issuance of Class A common stock for vested restricted stock units	$113	$27

Supplemental cash flow information
Income taxes paid	$70	$—

Appendix A
Select Operating Data by Region

	Three months ended March 31,			Three months ended March 31,
	2016	2015	% Change	2016	2015	% Change
Revenue from Homebuilding Operations (in thousands)
West	$56,758	$33,227	70.8%	$56,758	$33,227	70.8%
East	11,467	9,408	21.9%	11,467	9,408	21.9%
Total	$68,225	$42,635	60.0%	$68,225	$42,635	60.0%

Homes Delivered
West	115	78	47.4%	115	78	47.4%
East	52	44	18.2%	52	44	18.2%
Total	167	122	36.9%	167	122	36.9%

Average Selling Price for Home Sales (in thousands)
West	$494	$426	16.0%	$494	$426	16.0%
East	221	214	3.3%	221	214	3.3%
Total	$409	$349	17.2%	$409	$349	17.2%

Net New Home Orders
West	176	158	11.4%	176	158	11.4%
East	49	96	(49.0)%	49	96	(49.0)%
Total	225	254	(11.4)%	225	254	(11.4)%

Average Selling Communities
West	19	16	18.8%	19	16	18.8%
East	9	9	—%	9	9	—%
Total	28	25	12.0%	28	25	12.0%

Backlog Units
West				246	141	74.5%
East				61	82	(25.6)%
Total				307	223	37.7%

Backlog Dollar Basis (in thousands)
West				$122,026	$65,811	85.4%
East				14,194	16,892	(16.0)%
Total				$136,220	$82,703	64.7%

Owned Lots
West				3,761	4,340	(13.3)%
East				861	1,041	(17.3)%
Total				4,622	5,381	(14.1)%

Controlled Lots
West				407	517	(21.3)%
East				320	988	(67.6)%
Total				727	1,505	(51.7)%

Appendix B
Reconciliation of GAAP and Non-GAAP Measures

Gross Margin and Adjusted Gross Margin

	Three Months Ended March 31,
	2016	%	2015	%
	(Dollars in thousands)
Consolidated Adjusted Gross Margin
Revenue	$68,225	100.0%	$43,523	100.0%
Cost of Sales	56,667	83.1%	36,286	83.4%
Gross Margin	11,558	16.9%	7,237	16.6%
Add: interest in cost of sales	1,539	2.3%	924	2.1%
Add: impairment and abandonment charges	419	0.6%	2	—%
Adjusted Gross Margin (1)	$13,516	19.8%	$8,163	18.8%
Consolidated Gross margin percentage	16.9%		16.6%
Consolidated Adjusted gross margin percentage (1)	19.8%		18.8%

Homebuilding Adjusted Gross Margin
Homebuilding revenue	$68,225	100.0%	$42,635	100.0%
Cost of home sales	56,206	82.4%	35,618	83.5%
Homebuilding gross margin	12,019	17.6%	7,017	16.5%
Add: interest in cost of home sales	1,539	2.3%	924	2.2%
Add: impairment and abandonment charges	—	—%	—	—%
Adjusted homebuilding gross margin(1)	$13,558	19.9%	$7,941	18.6%
Homebuilding gross margin percentage	17.6%		16.5%
Adjusted homebuilding gross margin percentage (1)	19.9%		18.6%

Land Development Adjusted Gross Margin
Land development revenue	$—	—%	$120	100.0%
Cost of land development	461	—%	5	4.2%
Land development gross margin	(461)	—%	115	95.8%
Add: interest in cost of land development	—	—%	—	—%
Add: Impairment and abandonment charges	419	—%	2	1.7%
Adjusted land development gross margin (1)	$(42)	—%	$117	97.5%
Land development gross margin percentage	—%		95.8%
Adjusted land development gross margin percentage (1)	—%		97.5%

Other Revenue Gross and Adjusted Margin
Revenue	$—	—%	$768	100.0%
Cost of revenue	—	—%	663	86.3%
Other revenue gross and adjusted margin	$—	—%	$105	13.7%
Other revenue gross and adjusted margin percentage	—%		13.7%
* Percentages may not add due to rounding.

(1)
Adjusted gross margin, adjusted homebuilding gross margin and adjusted land development gross margin are non-U.S. GAAP financial measures. These metrics have been adjusted to add back capitalized interest, and impairment and abandonment charges. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and abandonment charges have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and abandonment charges, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance. The table above provides a reconciliation of adjusted gross margin numbers to the most comparable U.S. GAAP financial measure.

Debt-to-Capital Ratio and Net Debt-to-Capital Ratio

	As of March 31, 2016	As of December 31, 2015
Debt	$158,584	$155,966
Equity	217,778	217,408
Total capital	$376,362	$373,374
Ratio of debt-to-capital	42.1%	41.8%
Debt	$158,584	$155,966

Net cash and cash equivalents	$30,669	$40,729
Less: restricted cash and minimum liquidity requirement	15,900	15,900
Unrestricted cash and cash equivalents	$14,769	$24,829

Net debt	$143,815	$131,137
Equity	217,778	217,408
Total adjusted capital	$361,593	$348,545
Ratio of net debt-to-capital (1)	39.8%	37.6%

(1)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents, including restricted cash balance requirements) by the sum of net debt plus stockholders’ and member's equity. The most directly comparable U.S. GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We reconcile this non-U.S. GAAP financial measure to the ratio of debt-to-capital in the table above. The Company’s calculation of net debt-to-capital ratio might not be comparable with other issuers or issuers in other industries.